Exhibit 99.1

Contact: Michael Polzin	http://news.walgreens.com
847-315-2920	@WalgreensNews
FOR IMMEDIATE RELEASE	facebook.com/Walgreens

Walgreen Co. Reports Fiscal 2014 Third Quarter Results

•	Adjusted third quarter earnings per diluted share increase 7.1 percent to 91 cents, compared with adjusted earnings per diluted share of 85 cents in year-ago quarter; GAAP earnings per diluted share increase 15.4 percent to 75 cents compared with 65 cents in last year’s third quarter

•	Third-quarter sales increase 5.9 percent over year-ago quarter to $19.4 billion as total sales in comparable stores increase 4.8 percent

•	Combined fiscal year-to-date synergies with Alliance Boots reach approximately $367 million and are now estimated to deliver second-year combined synergies of $400-$450 million

•	Strategic partnership with Alliance Boots contributes 15 cents per diluted share to third quarter adjusted results

•	Additional update on timing and structure of the proposed second step of the Alliance Boots transaction expected to be announced by late July or early August

DEERFIELD, Ill., June 24, 2014 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced earnings and sales results for the third quarter and first nine months of fiscal year 2014 ended May 31.

Net earnings determined in accordance with generally accepted accounting principles (GAAP) for the fiscal 2014 third quarter were $722 million, a 15.7 percent increase from $624 million in the same quarter a year ago. This year’s third quarter earnings benefited from a lower GAAP effective income tax rate. The lower rate of 31.5 percent compared with 38.7 percent last year resulted from increased foreign income taxed at a lower rate, favorable audit settlements, certain nondeductible expenses last year and other discrete events. Net earnings per diluted share for the quarter increased 15.4 percent to 75 cents, compared with 65 cents per diluted share in the year-ago quarter.

Adjusted fiscal 2014 third quarter net earnings were $883 million, an 8.7 percent increase from $812 million in the same quarter a year ago. This year’s adjusted third quarter earnings also benefited from a lower effective income tax rate, resulting from increased foreign income taxed at a lower rate, favorable audit settlements and other discrete events. Adjusted net earnings per diluted share for the quarter increased 7.1 percent to 91 cents, compared with 85 cents per diluted share in the year-ago quarter. In addition, this year’s third quarter earnings adjustments had a net positive impact of $161 million or 16 cents per diluted share. Last year’s third quarter earnings adjustments had a net positive impact of $188 million or 20 cents per diluted share.

Net earnings for the first nine months of fiscal 2014 ended May 31 determined in accordance with GAAP were $2.17 billion, an increase of 21.1 percent compared with $1.79 billion in the first nine months of fiscal 2013. Net earnings per diluted share for the first nine months of fiscal 2014 increased 19.7 percent to $2.25, compared with $1.88 per diluted share in the first nine months of fiscal 2013.

Adjusted net earnings for the first nine months of fiscal 2014 ended May 31 were $2.45 billion, an increase of 7.5 percent compared with adjusted net earnings of $2.28 billion in the first nine months of fiscal 2013. Adjusted net earnings per diluted share for the first nine months of fiscal 2014 increased 6.3 percent to $2.54, compared with $2.39 per diluted share in the first nine months of fiscal 2013. Earnings adjustments in the first nine months of this fiscal year had a net positive impact of $280 million or 29 cents per diluted share. Earnings adjustments in the first nine months of the previous fiscal year had a net positive impact of $487 million or 51 cents per diluted share.

Please see the “Reconciliation of Non-GAAP Financial Measures” table and accompanying disclosures at the end of this press release for more detailed information regarding the non-GAAP financial measures in this press release, including the factors reflected in adjusted net earnings calculations.

“We continued to see improving top-line growth in the third quarter driven by increased daily living sales and strong increases in both prescriptions filled and our pharmacy market share,” said Walgreens President and CEO Greg Wasson. “At the same time, we are experiencing increased pressure on pharmacy gross profit margins. We maintained solid expense control in the third quarter to offset some of this pressure while understanding that there is more to be done. We will be accelerating our optimization efforts, including taking additional steps to lower expenses companywide. In addition, our joint venture with Alliance Boots continues to generate significant benefits.”

The combined synergies for Walgreens and its strategic partner, Alliance Boots, in the first nine months of fiscal 2014 were approximately $367 million. The joint synergy program is now estimated to deliver second-year combined synergies of $400-$450 million, an increase from the previous second-year estimate of $375-$425 million. Alliance Boots contributed 15 cents per diluted share to Walgreens third quarter 2014 adjusted results. The company estimates that the accretion from Alliance Boots in the fourth quarter of fiscal 2014 will be an adjusted 6 to 7 cents per diluted share. This estimate does not include amortization expense, the impact of AmerisourceBergen warrants or one-time transaction costs, and reflects the company’s current estimates of IFRS to GAAP conversion and foreign exchange rates.

FINANCIAL HIGHLIGHTS

Sales

Third quarter sales increased 5.9 percent compared with the prior-year quarter to $19.4 billion, while sales for the first nine months increased 5.6 percent to $57.3 billion. Front-end comparable store sales (those open at least a year) increased 2.2 percent in the third quarter, customer traffic in comparable stores decreased 0.7 percent and basket size increased 2.9 percent, while total sales in comparable stores increased 4.8 percent. Walgreens Balance® Rewards loyalty program reached 81 million active members at the end of this year’s third quarter.

Prescription sales, which accounted for 64.4 percent of sales in the quarter, increased 8.4 percent, while prescription sales in comparable stores increased 6.3 percent. The company filled 218 million prescriptions in the quarter, an increase of 4.5 percent over last year’s third quarter.

Prescriptions filled in comparable stores increased 4.1 percent in the quarter. As of May 31, Walgreens increased its retail prescription market share 20 basis points from a year ago to 19.0 percent as reported by IMS Health on a 30-day adjusted basis.

Walgreens also saw strong growth in prescriptions filled for Medicare Part D patients, which increased 11.6 percent in the third quarter compared with last year’s quarter, while the company’s Part D market share increased 60 basis points in May compared with the same month a year ago.

Gross Profit and SG&A

GAAP total gross profit dollars increased $218 million, or 4.2 percent, compared with the year-ago third quarter, with gross profit margins decreasing 40 basis points versus the year-ago quarter to 28.1 as a percentage of sales. Adjusted gross profit dollars increased $139 million, or 2.6 percent, compared with the year-ago third quarter.

Pharmacy gross profit dollars were negatively impacted by lower third-party reimbursement, fewer brand-to-generic drug conversions compared with the year-ago quarter, and generic drug price inflation. Both pharmacy and front-end margins benefitted from purchasing synergies from the company’s joint venture with Alliance Boots. The LIFO provision was $41 million in this year’s third quarter versus $120 million last year.

GAAP selling, general and administrative expense dollars increased $189 million, or 4.3 percent, compared with the year-ago quarter, including 2.3 percentage points of SG&A expenses for store closures and other organizational efficiency costs, 1.8 percentage points for headquarters expense, 1.4 percentage points for new store expenses and 0.1 percentage point for acquisition-related amortization expense. These expenses were partially offset by lower legal, comparable store and acquisition related costs of 0.7 percentage point, 0.3 percentage point and 0.3 percentage point, respectively. Adjusted selling, general and administrative expense dollars increased $121 million, or 2.9 percent, compared with the year-ago quarter.

Walgreens delivered free cash flow of $1.0 billion in the third quarter and operating cash flow of $1.3 billion in the quarter, as lower inventories drove improvements in working capital. Inventories benefited from the company’s distribution agreement with AmerisourceBergen.

The company opened or acquired 39 new drugstores in the fiscal 2014 third quarter, the same number opened or acquired in the year-ago quarter.

Update on Walgreens-Alliance Boots transaction

Walgreens board of directors is moving forward toward consideration of the second step in the Walgreens-Alliance Boots strategic transaction, including determination of timing and structure, combined management teams, cost reduction initiatives and potential changes in the company’s future capital structure.

“(Executive Chairman of Alliance Boots GmbH) Stefano Pessina and I are working hard to realize our joint vision for exercising step two of the Walgreens-Alliance Boots strategic transaction for consideration by the Walgreens board of directors,” said Wasson. “We are working through complex issues in planning for step two, and we are taking the appropriate time to come to the right resolution for the combined enterprise.”

As a result of the many step two considerations and current business performance, the company is withdrawing its fiscal year 2016 goals that were previously announced in 2012. Specifically, once key decisions have been made on the above matters, Walgreens anticipates being in a position to hold an investor call, which is expected to occur by late July or early August. At that time, the company expects to provide a new set of goals and metrics for the proposed combined enterprise for fiscal year 2016.

At May 31, Walgreens operated 8,683 locations in all 50 states, the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands. The company has 8,217 drugstores nationwide, 120 more than a year ago. Walgreens also operates worksite health and wellness centers, infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers. Walgreens e-commerce business includes Walgreens.com, drugstore.com, Beauty.com, SkinStore.com and VisionDirect.com.

Walgreens will hold a one-hour conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, June 24. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, June 24 through July 1 by calling 855-859-2056 within the U.S. and Canada, or 404-537-3406 outside the U.S. and Canada, using replay code 12543820.

Cautionary Note Regarding Forward-Looking Statements. Statements in this release that are not historical, including, without limitation, estimates of future financial and operating performance, including the amounts and timing of future accretion and synergies, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those relating to our ability to realize expected savings and benefits in the amounts and at the times anticipated, the impact of private and public third-party payers efforts to reduce prescription drug reimbursements, the impact of generic prescription drug inflation, the timing and magnitude of the impact of branded to generic drug conversions, the Purchase and Option Agreement and other agreements relating to our strategic partnership with Alliance Boots, the arrangements and transactions contemplated thereby and their possible effects, our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and Alliance Boots and their possible effects, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents, the parties’ ability to realize anticipated synergies and achieve anticipated financial, tax and operating results, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, the risks associated with transitions in supply arrangements, the risks associated with international business operations, the risks associated with governance and control matters in minority investments, whether the option to acquire the remainder of the Alliance Boots equity interest will be exercised and the financial, tax, operational and other ramifications thereof, the timing of decisions regarding such second step transaction and related decisions regarding the potential combined company, the risks associated with equity investments in AmerisourceBergen including whether the warrants to invest in AmerisourceBergen will be exercised and the ramifications thereof, changes in vendor, payer and customer relationships and terms, changes in network participation and reimbursement and other terms, the operation and growth of our customer loyalty program, changes in economic and business conditions generally or in the markets in which we or Alliance Boots participate, competition, risks associated with new business areas and activities, risks associated with acquisitions, joint ventures, strategic investments and divestitures, including those associated with cross-border transactions and the integration of large, complex businesses, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the initial distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
Net sales	$19,401	$18,313	$57,335	$54,276
Cost of sales (1)	13,961	13,091	41,093	38,348

Gross Profit	5,440	5,222	16,242	15,928
Selling, general and administrative expenses	4,551	4,362	13,499	13,257
Equity earnings in Alliance Boots	137	131	482	220
Gain on sale of business	—	—	—	20

Operating Income	1,026	991	3,225	2,911
Interest expense, net	35	50	113	110
Other income	124	77	290	77

Earnings Before Income Tax Provision	1,115	1,018	3,402	2,878
Income tax provision	351	394	1,166	1,085

Net Earnings	764	624	2,236	1,793
Net earnings attributable to noncontrolling interests	42	—	65	—

Net Earnings Attributable to Walgreen Co.	$722	$624	$2,171	$1,793

Net earnings per common share attributable to Walgreen Co.:
Basic	$.76	$.66	$2.28	$1.90

Diluted	$.75	$.65	$2.25	$1.88

Dividends declared	$.3150	$.2750	$.9450	$.8250

Average shares outstanding	955.3	947.7	952.2	946.1
Dilutive effect of stock options	12.3	11.3	12.1	8.4

Average Diluted Shares	967.6	959.0	964.3	954.5

	Percent of Sales		Percent of Sales
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	71.9	71.5	71.7	70.6

Gross Margin	28.1	28.5	28.3	29.4
Selling, general and administrative expenses	23.5	23.8	23.5	24.3
Equity earnings in Alliance Boots	0.7	0.7	0.8	0.3
Gain on sale of business	—	—	—	—

Operating Income	5.3	5.4	5.6	5.4
Interest expense, net	0.2	0.3	0.2	0.2
Other income	0.6	0.5	0.5	0.1

Earnings Before Income Tax Provision	5.7	5.6	5.9	5.3
Income tax provision	1.8	2.2	2.0	2.0

Net Earnings	3.9	3.4	3.9	3.3
Net earnings attributable to noncontrolling interests	0.2	—	0.1	—

Net Earnings Attributable to Walgreen Co.	3.7%	3.4%	3.8%	3.3%

(1)	Third quarter fiscal 2014 includes a LIFO provision of $41 million versus $120 million in the previous year. Fiscal 2014 nine month period includes a LIFO provision of $150 million versus $247 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	May 31, 2014	May 31, 2013
Assets
Current Assets:
Cash and cash equivalents	$2,126	$2,994
Accounts receivable, net	3,029	2,418
Inventories	6,439	6,881
Other current assets	334	278

Total Current Assets	11,928	12,571
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	12,088	12,075
Equity investment in Alliance Boots	7,035	6,205
Alliance Boots call option	924	837
Goodwill	2,365	2,400
Other non-current assets	3,051	1,753

Total Non-Current Assets	25,463	23,270

Total Assets	$37,391	$35,841

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$780	$1,865
Trade accounts payable	4,235	4,530
Accrued expenses and other liabilities	3,370	3,221
Income taxes	24	74

Total Current Liabilities	8,409	9,690
Non-Current Liabilities:
Long-term debt	3,747	4,501
Deferred income taxes	1,010	577
Other non-current liabilities	2,740	2,093

Total Non-Current Liabilities	7,497	7,171

Equity	21,485	18,980

Total Liabilities and Equity	$37,391	$35,841

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WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Nine Months Ended
	May 31, 2014	May 31, 2013
Cash flows from operating activities:
Net earnings	$2,236	$1,793
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	1,001	958
Change in fair value of warrants and related amortization	(290)	(77)
Deferred income taxes	218	33
Stock compensation expense	85	70
Equity earnings in Alliance Boots	(482)	(220)
Other	129	60
Changes in operating assets and liabilities -
Accounts receivable, net	(411)	(214)
Inventories	493	288
Other current assets	12	38
Trade accounts payable	(425)	78
Accrued expenses and other liabilities	(46)	203
Income taxes	(103)	98
Other non-current assets and liabilities	92	70

Net cash provided by operating activities	2,509	3,178

Cash flows from investing activities:
Additions to property and equipment	(821)	(874)
Proceeds from sale of assets	173	27
Proceeds related to sale of business	—	20
Business and intangible asset acquisitions, net of cash received	(323)	(588)
Purchases of short term investments held to maturity	(41)	(55)
Proceeds from short term investments held to maturity	42	5
Investment in AmerisourceBergen	(493)	—
Other	(82)	(40)

Net cash used for investing activities	(1,545)	(1,505)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	4,000
Payments of long-term debt	(550)	(3,000)
Proceeds from financing leases	225	—
Stock purchases	(205)	(567)
Proceeds related to employee stock plans	518	391
Cash dividends paid	(898)	(780)
Other	(34)	(20)

Net cash (used for) provided by financing activities	(944)	24

Changes in cash and cash equivalents:
Net increase in cash and cash equivalents	20	1,697
Cash and cash equivalents at beginning of period	2,106	1,297

Cash and cash equivalents at end of period	$2,126	$2,994

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WALGREEN CO. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

	Three months ended		Nine months ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013
Net earnings attributable to Walgreen Co. (GAAP)	$722	$624	$2,171	$1,793
Acquisition-related amortization	63	52	181	182
LIFO provision	28	76	98	156
Alliance Boots related tax	55	44	130	86
Acquisition-related costs	14	17	41	53
Store closure costs	65	—	65	—
Other optimization costs	3	—	19	—
DEA settlement costs	—	47	—	47
Hurricane Sandy costs	—	—	—	24
Increase in fair market value of warrants	(67)	(48)	(254)	(48)
Gain on sale of Walgreens Health Initiatives, Inc.	—	—	—	(13)

Adjusted net earnings attributable to Walgreen Co.	$883	$812	$2,451	$2,280

Net earnings per common share – diluted (GAAP)	$0.75	$0.65	$2.25	$1.88
Acquisition-related amortization	0.06	0.05	0.19	0.19
LIFO provision	0.03	0.08	0.10	0.16
Alliance Boots related tax	0.06	0.05	0.13	0.09
Acquisition-related costs	0.01	0.02	0.04	0.05
Store closure costs	0.07	—	0.07	—
Other optimization costs	—	—	0.02	—
DEA settlement costs	—	0.05	—	0.05
Hurricane Sandy costs	—	—	—	0.03
Increase in fair market value of warrants	(0.07)	(0.05)	(0.26)	(0.05)
Gain on sale of Walgreens Health Initiatives, Inc.	—	—	—	(0.01)

Adjusted net earnings per common share – diluted	$0.91	$0.85	$2.54	$2.39

	Three months ended
	May 31, 2014	May 31, 2013
Gross profit (GAAP)	$5,440	$5,222
LIFO provision	41	120

Adjusted gross profit	$5,481	$5,342

Adjusted gross profit growth	2.6%
Selling, general and administrative expenses (GAAP)	$4,551	$4,362
Acquisition-related amortization	71	67
Acquisition-related costs	20	27
Store closure costs	99	—
DEA settlement costs	—	28

Adjusted selling, general and administrative expenses	$4,361	$4,240

Adjusted selling, general and administrative expenses growth	2.9%

Three months ended
May 31, 2014
Net cash provided by operating activities (GAAP)	$1,272
Less: Additions to property and equipment	230

Free cash flow(1)	$1,042

(1)	Free cash flow is defined as net cash provided by operating activities in a period minus additions to property and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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